Pricing Supplement No. 1     Rule 424(b)(2)
DATED:  3/28/96              Registration No. 33-56839
(To Prospectus Supplement dated March 28, 1996, including the Prospectus dated December 21, 1994)


$490,000,000
USL CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [x]            % Fixed Rate Note [ ]
Global Security:    [x] Yes      [ ] No
Principal Amount:   $50,000,000
Settlement Date:    3/29/96      Maturity Date: 4/1/98
Interest Accrual Date: 3/29/96

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:   100%

Specified Currency:   U.S. Dollars
Exchange Rate Agent:  N/A
Historical Exchange Rate:  N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A


Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period: Quarterly
Interest Payment Dates:  1st day of January, April, July, October

Initial Interest Rate:     5.56875%

Index Maturity:     3-Month
Base Rate(s):       Libor
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [x ] LIBOR Telerate
     Index Currency:
Interest Reset Period:   Quarterly
Interest Reset Dates:    1st day of January, April, July, October

Spread (plus or minus):  +.10%

Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:  As provided in the Prospectus Supplement

Original Issue Discount Note:
[ ] Yes   [x] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:    3/28/96
Name of Agent: Lehman Brothers, Inc.
Agent's Discount or Commission:        $5,000
Net Proceeds to Company:          $49,995,000

[x] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [x ] 100% of Principal Amount
     [  ] ___% of Principal Amount

[ ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [ ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QBJ2

Additional Terms: